Exhibit 5.1

2, rue Jean Bertholet

L - 1233 Luxembourg

T +352 26 12 29 1

F +352 26 68 43 31

            Luxembourg, 21 January 2013

            QGOG Constellation S.A.

            40, avenue Monterey,

            L-2163 Luxembourg

            Attn: Board of Directors

Ladies and Gentlemen,

We have acted as legal counsels in the Grand Duchy of Luxembourg (Luxembourg) for QGOG Constellation S.A. a société anonyme (public limited liability company) (the Company) incorporated under the laws of the Grand Duchy of Luxembourg (Luxembourg) having its registered office at 40, avenue Monterey, L-2163 Luxembourg, registered with the Luxembourg trade and companies register (the Companies Register) under number B 163.424 in connection with the Registration Statement on Form F-1 being filed with the Securities and Exchange Commission under the US Securities Act of 1933, as amended (the Registration Statement) relating to the offering by the Company of common shares (the Shares).

For the purpose of this opinion, we have examined copies of and relied upon the following documents:

1.	A draft dated 16 January 2013 of extra-ordinary general meeting of shareholders to be held before a Luxembourg civil law notary deciding inter alia on the share split, the authorized unissued share capital of the Company and authorized the board of directors to issue shares of the Company and in this respect waive any preferential or pre-emptive subscription rights of existing shareholders, and issued the Shares and on other changes to the articles of association of the Company (the Draft Articles of Association);

This communication is confidential and may also be privileged. It is intended for use by the indicated addressee only. If you are not the intended addressee, we request that you notify us immediately and destroy this communication, as well as any attachments, without copying, forwarding, disclosing or using it in any other way. NautaDutilh Avocats Luxembourg shall not be held liable for any damage relating to the communication of data or documents. NautaDutilh Avocats Luxembourg is established in Luxembourg. All services rendered by NautaDutilh Avocats Luxembourg are subject to the general terms and conditions of NautaDutilh Avocats Luxembourg, which include, amongst other provisions, a limitation of liability clause and can be consulted at www.nautadutilh.com (under “Terms & Conditions”) and will be provided free of charge upon request.

2.	an electronic copy of a certificate of non-registration of judgements, issued by the Companies Register for the Company on 21 January 2013 and reflecting the situation of 20 January 2013, and stating that the Company has not been declared bankrupt (en faillite) and that it has not applied for general settlement or composition with creditors (concordat préventif de faillite), controlled management (gestion contrôlée) or reprieve from payment (sursis de paiement) or such other proceedings listed at Article 13 of the Luxembourg act dated 19 December 2002 on the Companies Register, on accounting and on annual accounts of companies (as amended from time to time) (the Negative Certificate);

3.	A draft dated 21 January 2013 of the resolutions of the board of directors of the Company, which, inter alia, approve and authorize the share capital increase and the issue of the Shares, and waive any preferential or preemptive subscription rights of existing shareholders subject to receipt of the relevant subscription monies (the Draft Resolutions)

4.	an excerpt of the Company’s register at the Companies Register dated 21 January 2013 (the Excerpt).

The Draft Articles of Association, the Negative Certificate, the Draft Resolutions, and the Excerpt are collectively referred to as the Corporate Documents.

Assumptions

For the purposes of this opinion letter, we have assumed that:

a.	all documents reviewed by us as originals are complete and authentic and the signatures thereon are the genuine signatures of the persons purporting to have signed the same;

b.	all documents reviewed by us as drafts of documents or as fax, photo or electronic copies of originals are in conformity with the executed originals thereof and such originals are complete and authentic;

c.	the Draft Articles of Association and the Draft Resolutions will be adopted and approved in the form as attached to this Opinion.

Opinions

Based upon the foregoing and subject to the qualifications set forth herein and to any matters, documents or events not disclosed to us, we express the following opinions:

Corporate Status

The Company is validly existing for an unlimited duration as a société anonyme (a public limited liability company) under the laws of Luxembourg and has the power, authority and capacity to carry on its business and own or lease its properties as described in the Prospectus, within the limits of its corporate object clause as stated in its Articles of Association.

Shares

The Shares to be issued and sold, when duly authorized, subscribed to, fully paid and issued in accordance with the Draft Articles of Association and the Draft Resolutions, will be validly authorized, issued and fully paid and non assessable (within the meaning under applicable US law) and the issuance of such Shares will not be subject to any pre-emptive rights.

The opinions expressed above are subject to the following:

a.	We express no opinion, nor do we imply any opinion, as to any laws other than Luxembourg laws and this Opinion is given on the express condition, accepted by each person entitled to rely on it, that this Opinion and all rights, obligations, issues of interpretation and liabilities in relation to it are governed by, and shall be construed in accordance with, Luxembourg law and any actions or claims in relation to it can be brought exclusively before the Luxembourg courts.

b.	This Opinion is strictly limited to the matters expressly set forth under the heading Opinions above. No other opinion is, or may be, implied or inferred therefrom.

c.	We hereby consent to the filing of this Opinion as an exhibit to the Registration Statement.

d.	The giving of this Opinion does not constitute acceptance or agreement that we are in the category of persons whose consent is required under section 7 of the Securities Act of persons whose consent is required under section 7 of the Securities Act of 1933, as amended.

Yours faithfully,

NautaDutilh Avocats Luxembourg

/s/ Margaretha Wilkenhuysen
By: Margaretha Wilkenhuysen

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